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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     EDELMAN                        RICHARD                W.
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     (Last)                          (First)              (Middle)
     1600 West Merit Parkway
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                                    (Street)
     South Jordan                   UT                     84095
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     (City)                          (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol
     Merit Medical Systems, Inc.
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year
     March 20, 2003
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5.   If Amendment, Date of Original (Month/Year)

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                                Page 1 of 3 Pages

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]   Director                                [ ]   10% Owner
     [ ]   Officer (give title below)              [ ]   Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

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

           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned

                                                                                     5.            6.
                                                       4.                            Amount of     Owner-
                                                       Securities Acquired (A) or    Securities    ship
                                                       Disposed of (D)               Beneficially  Form:         7.
                                                       (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               3.                                           of Issuer's   (D) or        Indirect
1.                     Transaction      Transaction            (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date             Code           Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       (Instr. 8)              (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================
Common Stock
No Par Value           03/20/03         M              1,000   A     $2.88                         D
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value           03/20/03         S              1,000   D     $18.50                        D
---------------------------------------------------------------------------------------------------------------------------

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---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------

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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                Page 2 of 3 Pages

================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================



                                                                                                        9.       10.
                                                                                                        Number   Owner-
                                                                                                        of       ship
                 2.                                                                                     Deriv-   of
                 Conver-                 5.                                7.                           ative    Deriv-     11.
                 sion                    Number of                         Title and Amount             Secur-   ative      Nature
                 or                      Derivative     6.                 of Underlying     8.         ities    Secur-     of
                 Exer-                   Securities     Date               Securities        Price      Bene-    ity:       In-
                 cise   3.               Acquired (A)   Exercisable and    (Instr. 3 and 4)  of         ficially Direct     direct
                 Price  Trans-  4.       or Disposed    Expiration Date                      Deriv-     Owned    (D) or     Bene-
1.               of     action  Trans-   of (D)         (Month/Day/Year)             Amount  ative      at End   In-        ficial
Title of         Deriv- Date    action   (Instr. 3,                                  or      Secur-     of       direct     Owner
Derivative       ative  (Month/ Code     4 and 5)       Date     Expira-             Number  ity        Year     (I)        -ship
Security         Secur- Day/    (Instr                  Exer-    tion                of      (Instr.   (Instr.   (Instr.    (Instr.
(Instr. 3)       ity    Year)   8)       (A)   (D)      cisable  Date      Title     Shares  5)         4)       4)         4)
====================================================================================================================================
Non-qualified   $2.88  03/20/03 M              1,000    05/24/00 05/24/05  Common    1,000              7,219     D
Stock Option                                                               Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Non-qualified   $16.99 N/A                              05/23/02 05/23/12  Common                       10,000    D
Stock Option                                                               Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================


Explanation of Responses:
 /s/ Richard W. Edelman(1)                       03/21/03
-----------------------------------              -----------
      **Signature of Reporting Person            Date

(1)Greg Barnett as Attorney-in-Fact pursuant to a Power of Attorney dated September 14, 2002, a manually signed copy of which is on file with the Securities and Exchange Commission and is incorporated herein by reference.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:File three copies of this form, one of which must be manually signed.
     If space provided is insufficient, see Instruction 6 for procedure.


                                Page 3 of 3 Pages